Exhibit 99.15

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This rights offering is made for securities of a non-U.S. company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce your rights and any claim they may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights have been listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depositary Center, Inc. in Japan.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

June 3, 2013

To whom it may concern:

Company name:	IR Japan, Inc.

Representative:	Shirou Terashita Representative Director, President and Chief Executive Officer
(Securities code: 6051)

Contact:	Yoshiki Hamasaki Section Chief, Corporate Planning Section
(Tel: 03-3796-1120)

Notice Concerning the Status of Exercise (Final Status of Exercise of the General

Investors) and the Acquisition of IR Japan, Inc.’s Stock Acquisition Rights No. 1

IR Japan, Inc. (the “Company”) hereby announces that, with regard to the rights offering that the Company announced in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” released on Friday, April 12, 2013, the status of exercise of the Company’s Stock Acquisition Rights No. 1 (the “Stock Acquisition Rights”) during the period from Friday, May 17, 2013 to Thursday, May 30, 2013, and the total number of the Company’s issued shares as of Thursday, May 30, 2013, as described below, upon the expiry of the General Investors (defined hereinafter) exercise period for the Stock Acquisition Rights on Thursday, May 30, 2013.

Thanks to the understanding of the shareholders and General Investors, the ratio of exercised rights to the total number of Stock Acquisition Rights issued was 98.3%. The Company is extremely grateful for their participation.

Furthermore, the Company hereby announces that the acquisition price, etc. for the Stock Acquisition Rights to be acquired by the Company in accordance with the “Terms of Allotment of Stock Acquisition Rights No. 1” has been determined today.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

1.	Status of Exercise of the Stock Acquisition Rights

Name of the Stock Acquisition Rights	IR Japan, Inc. Stock Acquisition Rights No. 1

General Investors Exercise Period for the Stock Acquisition Rights*	From Friday, May 17, 2013 to Thursday, May 30, 2013

Total number of the Stock Acquisition Rights issued	1,687,029

*	The “General Investors Exercise Period” shall be the period during which the holders of the Stock Acquisition Rights (the “General Investors”) other than the Commitment Company (defined hereinafter), may exercise their Stock Acquisition Rights.

Number of the Stock Acquisition Rights exercised during the General Investors Exercise Period	1,658,320

Ratio of exercised rights to the total number of Stock Acquisition Rights issued during the General Investors Exercise Period	98.30%

Number of shares delivered during the General Investors Exercise Period	165,832 shares

Total payment during the General Investors Exercise Period (Note 1)	994,992,000 yen

Number of the Stock Acquisition Rights unexercised (Note 2)	28,709

Notes:

1.	The total payment is the total of the issue prices for shares issued through the exercise of the Stock Acquisition Rights.

2.	As is described in “3. Acquisition and Transfer of the Stock Acquisition Rights” below, the Stock Acquisition Rights unexercised shall be acquired by the Company pursuant to the acquisition clause and then, in principle, wholly transferred to Nomura Securities Co., Ltd. (the “Commitment Company”), in accordance with the Commitment Agreement. The Commitment Company plans to exercise all the remaining Stock Acquisition Rights acquired from the Company by Thursday, June 6, 2013.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

2.	Total number of the Company’s issued shares and amount of capital as of Thursday, May 30, 2013

Total number of the Company’s issued shares	1,852,932 shares (including 71 Company’s treasury shares)

Amount of capital	787,190,800 yen

Note:	Total number of the Company’s issued shares and amount of capital above presents figures based on the content regarding the handling of the request for the exercise to the Exercise Agent, which were conducted on or before Thursday, May 30, 2013.

3.	Acquisition and transfer of the Stock Acquisition Rights

In accordance with the provision of Paragraph 5, Item (8), in the Terms of Allotment of Stock Acquisition Rights No. 1 attached as “Reference” to the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” released on Friday, April 12, 2013, the Company shall acquire, on Tuesday, June 4, 2013, all of the remaining Stock Acquisition Rights (corresponding to the number of the Stock Acquisition Rights stated in “Number of the Stock Acquisition Rights unexercised” under “1. Status of Exercise of the Stock Acquisition Rights” above) on that day in exchange for the Property Delivered (386 yen per one Stock Acquisition Right). The Property Delivered will be paid in the form of dividend certificates to the holders of the Stock Acquisition Rights who are associated with the Stock Acquisition Rights acquired, but the actual timing for such payment is undetermined (and could possibly be in July 2013 or later).

As was announced in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” released on Friday, April 12, 2013, the Company plans to transfer all the Stock Acquisition Rights acquired to the Commitment Company on Wednesday, June 5, 2013. The transfer price per one Stock Acquisition Right to the Commitment Company is 496 yen.

*	Acquisition price of the Stock Acquisition Rights (Property Delivered)

The acquisition price of one Stock Acquisition Right is equivalent to 70% of the amount obtained by dividing by 10 the amount obtained by subtracting 6,000 yen from the volume weighted average price (11,514.3396 yen) of the regular transactions of the shares of the Company’s common stock in the Osaka Securities Exchange (JASDAQ) on Monday, June 3, 2013 (a fraction less than one yen shall be rounded down).

*	Transfer price of the Stock Acquisition Rights

The tramsfer price of one Stock Acquisition Right is equivalent to 90% of the amount obtained by dividing by 10 the amount obtained by subtracting 6,000 yen from the volume weighted average price (11,514.3396 yen) of the regular transactions of the shares of the Company’s common stock in the Osaka Securities Exchange (JASDAQ) on Monday, June 3, 2013 (a fraction less than one yen shall be rounded down).

END

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Notice:

This document is a statement to be announced publicly with regard to the status of exercise (final status of exercise of the General Investors) and the acquisition of the Stock Acquisition Rights and has not been prepared for the purpose of soliciting investments from specifically targeted people. Please note that shareholders or investors should carefully read the securities registration statement (http://info.edinet-fsa.go.jp/) filed on April 12, 2013, and to take responsibility for the exercise, trading or making of other investment decisions of the Stock Acquisition Rights.

Meanwhile, this document is not aimed at soliciting any primary offering or purchase of securities overseas. As for the issuance of the Stock Acquisition Rights, no registration under the Act and other laws and regulations overseas (including the Act) has been made and no such registration is planned. In the United States, any offering for subscription for or sales of securities is prohibited unless a necessary registration is made or such actions are exempt from registration in accordance with the Act.